[Letterhead of Kirkland & Ellis LLP]

Safe Bulkers, Inc.

32 Avenue Karamanli

P.O. Box 70837

16605 Voula

Athens, Greece

February 28, 2013

Re:      Safe Bulkers, Inc.: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for Safe Bulkers, Inc., a Marshall Islands corporation (the “Company”), in connection with the filing of the registration statement on Form F-3 on or about the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of (i) common stock of the Company, including preferred stock purchase rights (the “Rights”), par value $0.001 per share (the “Common Stock”), (ii) preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), (iii) equity warrants of the Company (the “Warrants”), (iv) equity subscription rights of the Company (the “Subscription Rights”), and (v) senior or subordinated debt securities, which may be secured or unsecured, in one or more series (the “Debt Securities”), to be issued under the form of indenture filed as exhibit to the Registration Statement (the “Indenture”) which will be entered into with one or more trustees (the “Trustee”); and, together with the securities specified in clauses (i) through (iv) above, the “Securities”), with an aggregate initial offering price not to exceed $300,000,000.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (i) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of May 14, 2008 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent; and (ii) the Indenture.

Based on the foregoing and subject to the qualifications set forth herein and in the Registration Statement, we are of the opinion as follows:

1.      Assuming that under the laws of the Republic of the Marshall Islands, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a binding agreement of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.      When the Debt Securities and the Indenture have been authorized by appropriate corporate authorization, the Indenture has been duly executed by the parties thereto, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against payment therefor, the Debt Securities will constitute binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion with respect to compliance with, or the application or effect of, any laws or regulations relating to admiralty or the ownership or operation of shipping vessels to which the Company or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.

We express no opinion herein as to any provision that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related thereto, (b) contains a waiver of an inconvenient forum, (c) relates to the waiver of rights to jury trial or (d) provides for indemnification, contribution or limitations on liability. We also express no opinion as to (i) the enforceability of any provisions to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands. With respect to all matters of Marshall Islands law, we note that you are being provided with the opinion, dated the date hereof, of Cozen O’Connor (New York), special counsel on Marshall Islands law to the Company.

We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances or otherwise. We have assumed that the laws of the State of New York will govern the Indentures and the securities identified in the numbered paragraphs above.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section “Legal Matters” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kirkland & Ellis LLP